ITEM 9.
SIGNATURE

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   February 28, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.	Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on February 28, 2001 as follows:

CLEVELAND-CLIFFS ANNOUNCES
WABUSH RESTRUCTURING

      CLEVELAND, OHIO — February 28, 2001 — Cliffs Mining Company announced today a restructuring of Wabush Mines, which it manages in eastern Canada, as well as a number of senior management changes that support the action. Cliffs Mining Company is a subsidiary of Cleveland-Cliffs Inc, headquartered here.

      The Company said the changes, which include making the Scully Mine and concentrating facilities in Wabush, Labrador, Newfoundland, and dock and pelletizing facilities in Pointe Noire, Quebec, more independent business units, are designed to improve the Mine’s competitive position in the North American iron ore market.

      The following management changes, which are effective March 1, were announced:

      John W. Sanders, currently senior vice president of international development for Cleveland-Cliffs Inc, has been named president of Wabush Mines.

      Dale R. Ekmark, currently general superintendent of Scully Mine, has been named general manager at the Scully mining and concentrating operation.

      Howard Bernier, currently resident manager- Pointe Noire, has been named general manager-operations excellence. In addition to taking a lead role in developing high performance work systems throughout Wabush, Bernier will work closely with the Cleveland-Cliffs marketing group to further develop Wabush sales to Europe. He will be headquartered in Montreal, Quebec.

      Damien Lebel, currently general manager-Wabush Mines will continue as general manager of Wabush’s pelletizing and shipping facilities at Point Noire, Quebec.

      Edward C. Dowling, Cliffs senior vice president-operations, said, “John Sanders brings a proven track record of business operating and technical accomplishment to this key position. In addition, Damien, Dale, and Howard have substantial experience in all phases of mine operations and maintenance. Challenges facing the North American iron and steel industry make it absolutely imperative that Wabush improve its competitive position in the marketplace. Under John’s leadership, we are confident Wabush will be among the most competitive North American iron ore producers.”

      Sanders, who will be headquartered in Montreal, said that although the Scully and Pointe Noire facilities will operate as highly independent units, “there will be a small number of shared services for business efficiency. We will be reviewing all organizational functions at Wabush over the next few months.”

      Sanders holds undergraduate and masters degrees in engineering physics and mining engineering, respectively, from Queens University in Kingston, Ontario. He joined Cleveland-Cliffs in 1995 as senior vice president-technical, and is currently senior vice president-international development. He was president of Copper Range Company in White Pine, Michigan, before joining Cliffs.

      Ekmark has served as general superintendent at Scully Mine since June 2000. Prior to that, he was chief maintenance engineer for Cleveland-Cliffs, responsible for development and implementation of maintenance systems and equipment reliability procedures at all Cliffs-managed mines in the United States and Canada. He joined Cliffs in March 1996 as project mechanical engineer at Northshore Mining in Minnesota. A native of Hurley, Wisconsin, he was graduated from the University of Minnesota with a bachelor’s of science degree in mechanical engineering. He earned a master’s degree in engineering management at the University of Alaska and completed post-graduate work in systems science at Portland State University.

      Bernier joined Wabush in August of 1997 as area manager-pelletizing and was named resident manager at Pointe Noire in September of 1999. He earned a bachelor of arts degree in sciences at the University of Montreal, a bachelor of science degree in metallurgy at Ecole Polytechnique and attended a management development program at Northeastern University in Boston. Prior to joining Wabush, he was manager of the Pointe Saint-Charles Plant of Consumers Glass, and also spent a number of years in production management at Noranda Minerals Inc.

      Lebel joined Wabush in May of 1969 as a metallurgical engineer. He held increasingly responsible positions and in 1974 was named assistant superintendent. He became assistant resident manager in 1979, resident manager in 1981 and general manager in January of 1996. Lebel earned a bachelors of liberal arts and a bachelors in science and metallurgy at the University of Laval. He also attended senior management courses at McGill University.

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and the “Company” include subsidiaries and affiliates as appropriate to the context.

SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ C. B. Bezik

Name: C. B. Bezik Title: Senior Vice President—Finance

Dated: March 5, 2001

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